--------                                       U.S. SECURITIES AND EXCHANGE COMMISSION                -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                  OMB APPROVAL
--------                                                                                              -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                  EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or    HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940          -----------------------------
    INSTRUCTION 1(b).

(Print or Type Responses)
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
1. Name and Address of Reporting Person*

    Brown                                             Harold                                                       --
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    (Last)                                           (First)                                                     (Middle)

    c/o New England Realty Associates Limited Partnership
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    39 Brighton Avenue
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                                                     (Street)

    Allston,                                         Massachusetts                                               02134
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    (City)                                           (State)                                                     (Zip)

2.  Issuer Name and Ticker or Trading Symbol  NEWRZ
                                              -------------------------------------------------------------------------------------
3.  IRS or Identification Number of Reporting Person if an entity
    (Voluntary)
                  ---------------------

4. Statement for Month/Year   May 1999
                             -----------------------------------------------------------------------------------------------------

5. If Amendment, Date of Original (Month/Year)
                                             -------------------------------------------------------------------------------------

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    / /  Director              /X/ Officer                          / / 10%  Owner                   / / Other
                                   (give title below)                                                    (specify below)
   Treasurer
   -----------------------------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ----
         Form filed by More than One Reporting Person
    ----

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED



-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security            2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                      action      action        or Disposed of (D)            Securities       ship        of In-
                                   Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                   (Month/     (Instr. 8)                                  Owned at         Direct      Bene-
                                    Day/     -------------------------------------------   End of           (D) or      ficial
                                   Year)                                                   Month            Indirect    Owner-
                                             Code    V       Amount    (A)  or   Price     (Instr. 3 and 4) (I)         ship
                                                                       (D)                                  (Instr. 4)  (Instr. 4)
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
NEWRZ
Depositary Receipts              06/15/99                     6,200      A        $10.70    37,300          D
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                                                                                                                      New England
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                                                                                                                      Realty Assoc.
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                                                                                                                      Irrevocable
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                                                                                                                      Trust
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                                                                                                                      61,094
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


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



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

    TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------------------------------
1. Title of Derivative  2. Conversion or       3. Transaction   4. Transaction   5. Number of Derivative
   Security (Instr. 3)     Exercise Price         Date             Code             Securities Acquired (A)
                           of Derivative          (Month/Day/      (Instr. 8)       or Disposed of (D)
                           Security               Year)                             (Instr. 3, 4, and 5)

                                                                -------------------------------------------
                                                                 Code       V        (A)               (D)

-----------------------------------------------------------------------------------------------------------

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-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

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

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
  (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

-----------------------------------------------------------------------------------------------------------------------------------
                      6. Date Exercisable 7. Title and Amount of   8. Price of    9. Number of    10. Ownership     11. Nature
                         and Expiration      Underlying Securities    Derivative     Derivative       Form of           of Indirect
                         Date (Month/Day/    (Instr. 3 and 4)         Security       Securities       Derivative        Beneficial
                         Year)                                        (Instr. 5)     Beneficially     Security;         Ownership
                      --------------------------------------------                   Owned at End     Direct (D) or     (Instr. 4)
                         Date     Expira-             Amount or                      of Month         Indirect (1)
                         Exer-    tion       Title    Number of                      (Instr. 4)       (Instr. 4)
                         cisable  Date                Shares
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
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

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                         /s/ Harold Brown                       July 16, 1999
                      ---------------------------------      -------------------
                      ** Signature of Reporting Person              Date